                Exhibit 10.29

IOMEGA CORPORATION

UNANIMOUS WRITTEN CONSENT TO ACTION

TAKEN BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The undersigned, being all of the members of the Compensation Committee of the Board of Directors of Iomega Corporation (the “Company”), have taken the following action by unanimous written consent without a meeting, such action to be effective on the date indicated below:

WHEREAS, Thomas D. Kampfer (“Executive”) and Iomega Corporation previously entered into an Executive Transition Agreement (“Transition Agreement”), with an effective date of July 26, 2005, and the parties subsequently amended the Transition Agreement, effective October 21, 2005; and as a result of the Company needing more time to recruit a CFO, the Company desires to amend its Transition Agreement with Mr. Kampfer;

NOW, THEREFORE, IT IS:

RESOLVED, That Mr. Kampfer shall remain employed through and until March 31, 2006, and shall continue the role of Interim Chief Financial Officer which was effective November 11, 2005, on terms substantially consistent with those in the attached draft agreement;

FURTHER RESOLVED, That the Chief Executive Officer or Vice President, Human Resources of the Corporation be, and each of them acting singly hereby is, authorized and directed, in the name and on behalf of the Corporation, to execute and deliver an Agreement consistent with the attached (with no variation from the attached with regard to compensation) to Mr. Kampfer, for his execution;

FURTHER RESOLVED, That the Chief Executive Officer, General Counsel, and/or Vice President, Human Resources are each authorized to take any and all additional acts necessary to effect the amendment and the continued employment of Mr. Kampfer on the terms set forth herein.

Effective: January 25, 2006

_/s/ Bruce B. Darling__________
Bruce B. Darling

_/s/ Stephen N. David__________
Stephen N. David

_/s/ John E. Nolan __________
John E. Nolan

Unanimous Consent

AMENDMENT No. 2 TO

EXECUTIVE TRANSITION AGREEMENT (“Amendment”)

WHEREAS, Thomas D. Kampfer (“Executive”) and Iomega Corporation previously entered into an Executive Transition Agreement (“Transition Agreement”), with an effective date of July 26, 2005, and the parties subsequently amended the Transition Agreement, effective October 21, 2005; and

WHEREAS, the parties have mutually agreed to further amend the Transition Agreement.

NOW, THEREFORE, the parties agree as follows:

Amendment.	The Transition Agreement is hereby amended as set forth below.

Transition.	Section 1 of the Transition Agreement is deleted and replaced as follows:

“The parties agree that Executive will remain employed by Iomega until March31, 2006 (“Transition Period”).”

Severance Benefits. Section 4 of the Transition Agreement is deleted and replaced as follows:

“Upon expiration of the Transition Period, Executive shall receive severance benefits defined in Executive’s letter agreement of employment dated July 23, 2001, a copy of which is attached as Exhibit A (the “Severance Benefits”), except as amended below.

1/12th of Executive’s annual base salary was paid to Executive as a bonus on January 6, 2006 and another 1/12th of Executive’s annual base salary will be paid to Executive on February 3, 2006 and another 1/12th on March 3, 2006 (collectively, the “Bonus”). Upon Executive’s departure from Iomega, his severance will be correspondingly reduced from 9 months to 6 months base salary.

Further, upon Executive’s departure from Iomega, Executive’s Severance Benefits shall include reimbursement to fully continue all medical, health and life insurance benefits for eleven months after his departure from Iomega.

For a period of six months after his departure from Iomega, Executive shall continue to serve as a consultant, to be retained to provide professional services at the direction of the Chief Executive Officer (“CEO”) in the areas of strategic planning, business development and corporate governance. The timing, scope and amount of the services provided will be determined by mutual agreement among Executive and the CEO; provided; however, that Executive is guaranteed a minimum of 250 hours of consulting at a rate of $200 per over the 6 month term. The Company acknowledges Executive’s transition from employee to consultant, and for the six month period thereafter, shall constitute a continuous relationship with the Company; therefore, pursuant to the provisions of Iomega’s 1997 Stock Incentive Plan, Executive’s stock options and vesting thereof shall continue until the end of the consulting relationship.

Unanimous Consent

Other. Except as expressly stated herein, the Transition Agreement (as amended) remains unchanged and in full force and effect.

Effective Date: January 25, 2006

Accepted and Agreed to:

Executive Iomega Corporation

_/s/ Thomas D. Kampfer__________ __/s/ Werner Heid______________
By: By:
Name: Thomas D. Kampfer Name: Werner Heid
Title: EVP, Interim CFO Title: President and CEO
Date: 01-25-06 Date: 01-25-06

Unanimous Consent